UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015
NuStar Energy L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West San Antonio, Texas 78257
(Address of principal executive offices)

(210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2015, the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of NuStar GP, LLC (the “Company”), the general partner of the general partner of NuStar Energy L.P. (“NuStar”), approved awards of performance units for certain of the Company’s officers pursuant to the terms of the Company’s Fourth Amended and Restated 2000 Long-Term Incentive Plan. The performance units are payable in NuStar’s common units (“Common Units”). The performance units are eligible to vest in one-third annual increments at the Committee’s meetings in January 2016, January 2017 and January 2018. Upon vesting, the performance units are converted into a number of Common Units based upon the target metric described below and the Committee’s discretion.
The target metric for performance unit vesting with respect to 2015 is NuStar achieving a distribution coverage ratio, after taking into account the expense of the performance units (“DCR”), of 1:01. All units eligible for vesting will vest as follows based on the DCR for 2015:

Level	DCR	% Performance Units Earned
Below Threshold	Below 1.00 : 1	0%
Threshold	1.00 : 1	90%
Target	1.01 : 1	100%
Exceeds Target	1.05 : 1	150%
Maximum	1.10 : 1	200%
Eligible units will not vest and will be forfeited if the DCR is less than 1.0. When the DCR falls between the benchmarks described above, the percentage vesting will be determined through straight-line interpolation. The Committee has the full discretion to vest up to 200% of an officer’s performance units available for vesting, regardless of the DCR that NuStar attains for the year.

Name	Title	Number of Performance Units Granted
Bradley C. Barron	President and Chief Executive Officer	8,000
Mary Rose Brown	Executive Vice President and Chief Administrative Officer	4,242
Thomas R. Shoaf	Executive Vice President and Chief Financial Officer	3,939

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR ENERGY L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	NuStar GP, LLC
its general partner

Date: February 2, 2015			By:	/s/ Amy L. Perry
			Name:	Amy L. Perry
			Title:	Senior Vice President, General Counsel - Corporate & Commercial Law and Corporate Secretary

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